Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

GOLDEN HEAVEN GROUP HOLDINGS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
	Equity	Ordinary shares, par value $0.0001 per share(2)	Rule 457(a)	6,900,000	$5.00	$34,500,000	0.0001102	$3,801.9
Fees to Be Paid	Equity	Representative’s warrants(3)	Rule 457(g)	–	–	–	–	–
	Equity	Ordinary shares underlying the representative’s warrants	Rule 457(a)	300,000	$5.75	$1,725,000	0.0001102	$190.1
	Total Offering Amounts					$36,225,000		$3,992
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$3,992

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional ordinary shares to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)

The Registrant will issue to the representative of the several underwriters warrants to purchase a number of ordinary shares equal to an aggregate of 5.0% of the total number of ordinary shares sold in this offering, or the Representative’s Warrants. The Representative’s Warrants will have an exercise price equal to 115% of the offering price of the ordinary shares sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing upon the closing of the offering and will expire five years after the issuance date.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.